EXHIBIT 10.8

DIRECTOR SUPPLEMENTAL RETIREMENT PROGRAM

DIRECTOR AGREEMENT

This Agreement, made and entered into this 4th day of August, 1998, by and between the Bank of Alabama, a Bank organized and existing under the laws of the State of Alabama hereinafter referred to as “the Bank”, and ____________________________, a member of the Board of Directors of the Bank, hereinafter referred to as “the Director”.

The Director has been on the Board of the Bank for several years and has now and for years past faithfully served the Bank. It is the consensus of the Board of Directors that the Director’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Director’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value and his continued services so essential to the Bank’s future growth and profits that it would suffer severe financial loss should the Director terminate his service on the Board.

Accordingly, the Board of the Bank has adopted the Bank of Alabama Director Supplemental Retirement Program (the Plan) and it is the desire of the Bank and the Director to enter into this Agreement under which the Bank will agree to make certain payments to the Director upon his retirement and to his beneficiaries in the event of his death pursuant to the Plan.

It is the intent of the parties hereto that this Agreement be considered an arrangement maintained primarily to provide supplemental retirement benefits for the Director, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974 (ERISA). The Director is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan.

Therefore, in consideration of services the Director has performed in the past and those to be performed in the future and based upon the mutual promises and covenants herein contained, the Bank and the Director agree as follows:

I.	INDEXED PLAN

The Director is hereby subject to the terms and conditions of the Plan adopted by the Board of Directors of the Bank to be effective on August 4, 1998; a copy of the terms and conditions of the Plan being attached hereto as Exhibit I and made a part hereof by reference.

II.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Director, his/her surviving spouse nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing,

1

to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Director, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Director and the Bank.

D.	Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Agreement shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of Alabama.

III.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Plan shall be the Bank of Alabama until its resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank of Alabama shall be responsible for the management, control and administration of the Director’s Supplemental Retirement Program as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Director (or to his beneficiary in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review

2

of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Bank and the third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Director “for cause”, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 4th day of August, 1998, and that, upon execution, each has received a conforming copy.

BANK OF ALABAMA

/S/	By:	/S/ W. DAN PUCKETT
Witness		Title

/S/		/S/
Witness		[Name]

3

EXHIBIT I

BANK OF ALABAMA

DIRECTOR’S SUPPLEMENTAL RETIREMENT PROGRAM

I.	DEFINITIONS

A.	Effective Date:

The effective date of the Bank of Alabama Director’s Supplemental Retirement Program (the Plan) shall be August 4, 1998.

B.	Plan Year:

Any reference to “the Plan Year” shall mean a calendar year from January 1 to December 31. In the year of implementation, the term “the year” shall mean the period from the effective date to December 31 of the year of the effective date.

C.	Normal Retirement Date:

The Normal Retirement Date shall mean retirement from service on the Board of Directors of the Bank (the Board) which becomes effective on the first day of the calendar month following the month in which the Director reaches age sixty-five (65) or such later date as the Director may actually retire.

D.	Early Retirement Date:

Early Retirement Date shall mean retirement from service which is effective prior to the Normal Retirement Date stated above, provided the Director has attained age sixty (60) and has served ten (10) full years with the Bank from the date of first service with the Bank.

E.	Termination of Service:

Termination of Service shall mean voluntary resignation by the Director from service on the Board or failure of re-election to the Board prior to the Directors Normal retirement date [Subparagraph I (C)] or the Early Retirement Date.

F.	Pre-Retirement Account:

A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of each Director in the Plan. Prior to termination of service or a Director’s retirement, such liability reserve account shall be increased or decreased each year by an amount equal to the annual earnings or loss for that year determined by the Index (described in Subparagraph I (H) hereinafter), less the Cost of Funds Expense for that year (described in Subparagraph I (I) hereinafter), multiplied by a fraction, the numerator of which is the Director’s original premium (Exhibit A) and the denominator of which is the total of all premiums paid (Exhibit A).

G.	Index Retirement Benefit:

The Index Retirement Benefit for each Director in the Plan shall be equal to the annual earnings or loss determined by the Index [Subparagraph I (H)] less the Cost of Funds Expense [Subparagraph I (I)], multiplied by a fraction, the numerator of which is the Director’s original premium (Exhibit A) and the denominator of which is the total of all premiums paid (Exhibit A).

H.	Index:

The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contracts described in the attached Exhibit “A” on the lives of the participating Directors [described in Subparagraph I (J)], as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contracts were purchased on the effective date of the Plan.

If such contracts of life insurance are actually purchased by the Bank then the actual policies as of the dates they were actually purchased shall be used in calculations under this Agreement. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations from the above named insurance company(ies) on the increase in value from such policy(ies) as if they had actually been in force which will be used to calculate the amount of the Index.

In either case, references to the life insurance contract are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Director and his beneficiaries shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Agreement than that of an unsecured creditor of Bank.

I.	Cost of Funds Expense:

The Cost of Funds Expense for the year shall be calculated by taking the sum of the amount of premiums set forth in the Indexed policies described above (Exhibit “A”) plus the amount of any after-tax benefits paid to any Director pursuant to the Plan (Paragraph II hereinafter) plus the amount of all previous years after-tax Costs of Funds Expense, and multiplying that sum by the average annualized after-tax Cost of Funds of the Bank’s third quarter Call Report for the Plan Year as filed with the Bank’s primary regulatory agency.

J.	Number of Participating Directors:

The Number of Participating Directors for any Plan Year shall be the number of Directors (including those in retirement status) participating in the Plan as of December 31 of the previous year. Participating Directors are those Directors listed on the attached Exhibit B plus any Director who has become active with the Board since the date of the attached Exhibit B and is eligible to participate pursuant to the terms of this plan, less any of those Directors whose service on the Board has terminated pursuant to Subparagraph II (C) or who have died.

K.	Change of Control:

Change of Control shall be deemed to be the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank from the Effective Date of this Agreement. For the purposes of this Agreement, transfers on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a change in control.

II.	INDEX BENEFITS

A.	Retirement Benefits:

Those Directors who remain on the Board of the Bank until the “Normal Retirement Date” defined in Subparagraph I (C), shall be entitled to receive the balance in their Pre-Retirement Account in one hundred and twenty (120) equal monthly installments commencing thirty days following the Director’s retirement. In addition to these payments, the Index Retirement Benefit (as defined in Subparagraph I (G) above) for each Plan Year shall be paid to the Director until his death.

B.	Early Retirement:

Should the Director elect Early Retirement subsequent to the Early Retirement Date [defined in Subparagraph I (D)], he shall be entitled to receive the balance in the Pre-Retirement Account paid in one hundred and twenty (120) equal monthly installments commencing at the Early Retirement Date [Subparagraph I (C)]. In addition to these payments and commencing at the Early Retirement Date, the Index Retirement Benefit for each year shall be paid to the Director until his death.

C.	Termination of Service:

Subject to Subparagraph II (E) hereinafter, should the Director suffer a termination of service [Subparagraph I (E)], he shall be entitled to receive ten percent (10%) times the total number of years of service on the Board from the date of first service [to a maximum of one hundred percent (100%)], times the balance in the Pre-Retirement Account paid in one hundred and twenty (120) equal monthly installments commencing thirty (30) days following the Director’s Normal Retirement Date [Subparagraph I (C)].

D.	Death:

Should the Director die prior to having received that portion of the Pre-Retirement Account he was entitled to pursuant to Subparagraph II (A), (B) or (C) hereinabove, as the case may be, the unpaid balance of the Pre-Retirement Account shall be paid to the beneficiary selected by the Director and filed with the Bank. In the absence of or a failure to designate a beneficiary, the unpaid balance shall be paid in a lump sum to the personal representative of the Director’s estate.

E.	Discharge for Cause:

Should a Director be discharged for cause, all benefits under this Agreement shall be forfeited. The term “for cause” shall mean gross negligence or gross neglect or the commission of a felony or gross misdemeanor involving moral turpitude, fraud, dishonesty or willful violation of any law that results in any adverse effect on the Bank. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in the Director’s Agreement.

F.	Disability Benefit:

In the event the Director becomes disabled and the Director’s service on the Board is terminated because of such disability, he shall receive his vested percentage of the benefits in accordance with Subparagraph II (C) above and said payments shall commence thirty (30) days following said disability termination. If there is a dispute regarding whether the Director is disabled, such dispute shall be resolved by a physician selected by the Bank and such resolution shall be binding upon all parties to this Agreement.

G.	Death Benefit:

Except as set forth above, there is no death benefit provided under this Agreement.

III.	RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Directors, their beneficiaries or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Director be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

IV.	CHANGE OF CONTROL

Upon a Change of Control (as defined in Subparagraph I (K) herein), if the Director is subsequently terminated then he shall receive the benefits promised in this Agreement upon attaining Normal Retirement Age, as if he had been continuously serving the Bank until his Normal Retirement Age. The Director will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger or consolidation of the Bank shall take place unless, the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

This Director’s Supplemental Retirement Program adopted this 4th day of August, 1998.

BANK OF ALABAMA

/S/ W. DAN PUCKETT
Chairman of the Board

4